Exhibit 99.15

JOINT FILING AGREEMENT

JOINT FILING AGREEMENT, dated as of the 23rd day of March, 2015, among Rochon Capital Partners, Ltd., John Rochon Management, Inc., John P. Rochon and Russell Mack (collectively, the “Reporting Persons”).

WHEREAS, pursuant to Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the parties hereto desire to satisfy any filing obligation under Section 13(d) of the Exchange Act by a single joint filing;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Reporting Persons hereby agree and represent as follows:

1.	Amendment No. 9 to Schedule 13D with respect to the common stock, par value $0.0001 per share, of CVSL Inc. (to which this Joint Filing Agreement is an exhibit) is filed on behalf of each of the Reporting Persons.

2.

Each of the Reporting Persons is responsible for the timely filing of

Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such Person contained therein, provided that each such Person is not responsible for the completeness or accuracy of the information concerning any of the other Reporting Persons, unless such Person knows or has reason to believe that such information is inaccurate.

ROCHON CAPITAL PARTNERS, LTD.

By:	John Rochon Management, Inc., its sole general partner

	By:	/s/ John P. Rochon
John P. Rochon, President

JOHN ROCHON MANAGEMENT, INC.

By:	/s/ John P. Rochon
John P. Rochon, President

/s/ John P. Rochon
John P. Rochon